EXHIBIT (a)(7)


[PathoGenesis Logo]                                                NEWS RELEASE


                            PATHOGENESIS CORPORATION
                            ------------------------
   *  201 ELLIOTT AVENUE WEST, SEATTLE, WASHINGTON 98119  *  (206)467-8100  *
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FOR IMMEDIATE RELEASE

Contacts:
--------
Vincent Barella                          Maryellen Thielen
Chiron Corporation                       PathoGenesis Corporation
(510) 923-2138                           (847) 583-5424


               CHIRON AND PATHOGENESIS ANNOUNCE EARLY TERMINATION
               --------------------------------------------------
               OF HART-SCOTT-RODINO WAITING PERIOD AND COMPLETION
               --------------------------------------------------
               OF REGULATORY FILINGS FOR PATHOGENESIS ACQUISITION
               --------------------------------------------------


      EMERYVILLE, CA, and SEATTLE, WA, Aug. 31, 2000 - Chiron Corporation (Nasdaq: CHIR) and PathoGenesis Corporation (Nasdaq: PGNS) today announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with regard to the pending acquisition by Chiron of PathoGenesis Corporation. In addition, Chiron and PathoGenesis have concluded that no other regulatory filings or approvals are required in order to close the transaction.

      As previously announced, Chiron and PathoGenesis have entered into a merger agreement, pursuant to which a wholly owned subsidiary of Chiron, Picard Acquisition Corp., commenced on August 21, 2000 an all-cash tender offer for all of PathoGenesis' outstanding common stock at a price of $38.50 per share. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Monday, September 18, 2000, unless extended. The tender offer may be extended on the terms and conditions stated in the Offer to Purchase, dated August 21, 2000, which is available from MacKenzie Partners, Inc., the Information Agent for the tender offer (toll-free 800-322-2885), or from the Securities and Exchange Commission's web site at www.sec.gov. Any extension of the tender offer will be followed as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Donaldson, Lufkin & Jenrette Securities Corporation is dealer manager for the tender offer.

ABOUT CHIRON
------------

      Chiron Corporation, headquartered in Emeryville, California, is a leading biotechnology company that participates in three global healthcare markets: biopharmaceuticals, vaccines and blood testing. The company is applying a broad and integrated scientific approach to the development of innovative products for preventing and treating cancer, infection and cardiovascular disease. This approach is supported by research strengths in recombinant proteins, genomics, small molecules, gene therapy and vaccines.


                                     -MORE-

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ABOUT PATHOGENESIS
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      Seattle-based PathoGenesis Corporation develops and commercializes drugs to treat chronic infectious diseases - particularly serious lung infections, including those common in cystic fibrosis, bronchiectasis and ventilator patients. The company's first drug, TOBI(R) (tobramycin solution for inhalation), is approved for the management of cystic fibrosis patients with PSEUDOMONAS AERUGINOSA lung infections. PathoGenesis' stock is traded on the Nasdaq National Market System under the symbol PGNS. The company's Web site is located at www.pathogenesis.com.

      THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. A FULL DISCUSSION OF EACH COMPANY'S OPERATIONS AND FINANCIAL CONDITION, INCLUDING FACTORS THAT MAY AFFECT ITS BUSINESS AND FUTURE PROSPECTS, IS CONTAINED IN DOCUMENTS THE COMPANY FILES WITH THE SEC, SUCH AS FORM 10-Q AND FORM 10-K. THESE DOCUMENTS IDENTIFY IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL PERFORMANCE TO DIFFER FROM CURRENT EXPECTATIONS, INCLUDING THE OUTCOME OF CLINICAL TRIALS, REGULATORY REVIEW, MANUFACTURING CAPABILITIES AND MARKETING.

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